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                                                                         EX-99.1
NEWS RELEASE



                                                                        CONTACT:
                                                                     Scott Allen
                                                                Public Relations
                                                                  (408) 749-3310

                                                                  John Greenagel
                                                        Corporate Communications
                                                                  (408) 749-3311

                                                                    Toni Beckham
                                                              Investor Relations
                                                                  (408) 749-3127





           AMD SEES FLAT TO NOMINALLY HIGHER FIRST QUARTER REVENUES

     SUNNYVALE, CA--FEBRUARY 11, 2000--Speaking at a Goldman-Sachs conference in Palm Springs, California, AMD Chairman and Chief Executive Officer W.J. Sanders III said he now expects the company to report flat to nominally higher sequential sales in the current quarter.

     "Demand for low-end microprocessors has been stronger than expected," said Sanders. "Business across the board continues to be robust. With better than anticipated demand for low-end PC processors, we now expect that AMD's first-quarter revenues will be flat to nominally higher than the record sales reported in the seasonally strong fourth quarter. The ramp of the AMD Athlon(TM) processor on 180-nanometer technology is proceeding as planned. One hundred percent of our AMD Athlon production is now on 180-nanometer technology."

     AMD reported sales of $968,710,000 in the quarter ended December 26, 1999.
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Cautionary Statement

     This release contains a forward-looking statement, which is made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, with respect to projected revenues for the quarter ending March 26, 2000. Investors are cautioned that this forward-looking statement involves risks and uncertainty that could cause actual results to differ materially from current expectations. The forward-looking revenue projection in this release involves the risk that demand for AMD's products will not continue at current or greater levels; the risk that Intel Corporation pricing, marketing programs or other activities targeting the company's microprocessor business will prevent achievement of the company's current processor sales plans; that third parties may not provide timely or adequate infrastructure solutions to support the AMD Athlon(TM) processor; and that the company will not be able to manufacture and ship product in the volumes, in the mix and for the prices currently assumed or planned for the quarter. We urge investors to review in detail the risks and uncertainties in the company's Securities and Exchange Commission filings, including but not limited to the report on Form 10-Q for the quarter ended September 26, 1999.

About AMD

     AMD is a global supplier of integrated circuits for the personal and networked computer and communications markets. AMD produces microprocessors, flash memories, and integrated circuits for communications and networking applications. Founded in 1969 and based in Sunnyvale, California, AMD had revenues of $2.9 billion in 1999. (NYSE:AMD)

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